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As filed with the Securities and Exchange Commission on December 18, 2019

Registration No. 333-235297

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SENSEONICS HOLDINGS, INC.
and the Registrant Guarantors*

(Exact name of registrant as specified in its charter)

Delaware	47-1210911
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

20451 Seneca Meadows Parkway
Germantown, MD 20876-7005
(301) 515-7260
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Timothy T. Goodnow
Chief Executive Officer
Senseonics Holdings, Inc.
20451 Seneca Meadows Parkway
Germantown, MD 20876-7005
(301) 515-7260
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Darren K. DeStefano
Mark Ballantyne
Cooley LLP
11951 Freedom Drive
Reston, VA 20190-5640
(703) 456-8000

From time to time after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Common Stock, par value $0.001 per share	(2)	(3)	(3)	—

Preferred Stock, par value $0.001 per share	(2)	(3)	(3)	—

Debt Securities	(2)	(3)	(3)	—

Guarantees of Debt Securities	(2)	(3)	(3)	(4)

Warrants	(2)	(3)	(3)	—

Total	(2)		$200,000,000	$25,960.00(5)

(1)
Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act. Pursuant to Rule 415(a)(6) under the Securities Act, the total amount of the filing fee payable in connection with this Registration Statement is $25,960.00. The filing fee of $2,804.86 paid with respect to the unsold securities described in Note (2) below will continue to be applied to such unsold securities registered by this Registration Statement.

(2)
There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants to purchase common stock, preferred stock or debt securities as shall have an aggregate initial offering price not to exceed $200,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. Pursuant to Rule 415(a)(6), the securities being registered hereunder include $21,609,115.97 of unsold securities previously registered by the registrant's Registration Statement on Form S-3 (File No. 333-224057) (the "Prior Registration Statement"), which was declared effective on April 19, 2018. The filing fee paid in connection with such unsold securities was $2,804.86 and will continue to apply to such unsold securities registered hereby. To the extent that, after the filing date hereof and prior to the effectiveness of this Registration Statement, the registrant sells any such unsold securities pursuant to the Prior Registration Statement, the registrant will identify in a pre-effective amendment to this Registration Statement the updated amount of unsold securities from the Prior Registration Statement to be included in this Registration Statement pursuant to Rule 415(a)(6). Pursuant to Rule 415(a)(6), the offering of the unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

(3)
The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(4)
No separate consideration will be received for the Guarantees and, therefore, no additional registration fee is required.

(5)
Previously paid.

*
Includes certain subsidiaries of Senseonics Holdings, Inc. identified on the following page.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 TABLE OF ADDITIONAL REGISTRANTS

The following subsidiary of Senseonics Holdings, Inc., and each other subsidiary that is or becomes a guarantor of the securities registered hereby, is hereby deemed to be a registrant.

Exact Name of Additional Registrant(1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Primary Standard Industrial Classification Code Number
Senseonics, Incorporated	Delaware	52-2000730	3841

(1)
The address and telephone number for Senseonics, Incorporated is 20451 Seneca Meadows Parkway, Germantown, Maryland 20876.

 EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-3 (File No 333-235297) of Senseonics Holdings, Inc. and the Registrant Guarantors is being filed solely to file the Exhibits 4.2 and 5.1. This Amendment No. 1 does not modify any provisions of the prospectus that forms a part of the Registration Statement. Accordingly, a prospectus has been omitted.

 PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$25,960.00
Accounting fees and expenses		(1)
Legal fees and expenses		(1)
Transfer agent fees and expenses		(1)
Trustee fees and expenses		(1)
Printing and miscellaneous expenses		(1)

Total		$(1)

(1)
These fees and expenses depend on the securities offered and the number of issuances and, accordingly, cannot be estimated at this time.

Item 15.    Indemnification of Officers and Directors

Under Section 145 of the Delaware General Corporation Law, or DGCL, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. Section 145 of the DGCL generally provides that a Delaware corporation has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.

Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted under applicable law, (ii) require us to indemnify our directors and executive officers to the fullest extent permitted by the DGCL or other applicable law and (iii) provide us with the power, in our discretion, to indemnify our other officers, employees and other agents as set forth in the DGCL or other applicable law. We believe that these provisions of our amended and restated certificate of incorporation and amended and restated bylaws are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate our directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of such director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that such director believes to be contrary to our best interests or the best interests of our stockholders, for any transaction from which such director derived an improper personal benefit, for acts or omissions involving a reckless disregard for such director's duty to us or to our stockholders when such director was aware or should have been aware of a risk of serious injury to us or to our stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of such director's duty to us or to our stockholders, for improper transactions between such director and us and for improper loans to directors and officers. These provisions also do not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

As permitted by Delaware law, we have entered into indemnification agreements with each of our current directors and officers pursuant to the foregoing provisions. We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The underwriting agreement, if any, entered into with respect to an offering of securities registered hereunder will provide for indemnification by any underwriters of any offering, our directors and officers who sign the registration statement and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement
1.2		Open Market Sales Agreement, dated as of November 27, 2019, between the Registrant and Jefferies LLC (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File No. 001-37717), filed with the SEC on November 27, 2019).
3.1		Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 001-37717), filed with the SEC on March 23, 2016).
3.2		Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q (File No 001-37717), filed with the SEC on August 8, 2018).
3.3		Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K (File No. 001-37717), filed with the SEC on March 23, 2016).
4.1		Specimen stock certificate evidencing shares of Common Stock (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (File No. 333-208984), filed with the SEC on March 8, 2016).
4.2		Form of Indenture between the Registrant, Senseonics, Incorporated and any other subsidiary guarantor, and one or more trustees to be named
4.3	*	Form of Note
4.4	^	Form of Common Stock Warrant Agreement and Warrant Certificate
4.5	^	Form of Preferred Stock Warrant Agreement and Warrant Certificate
4.6	^	Form of Debt Securities Warrant Agreement and Warrant Certificate
4.7	*	Form of Specimen Preferred Stock Certificate and Certificate of Designations of Preferred Stock
4.8		Registration Rights Agreement, dated as of December 7, 2015, by and among the Registrant and certain of its stockholders (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K (File No. 333-198168), filed with the SEC on December 10, 2015).
5.1		Opinion of Cooley LLP
23.1	^	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2		Consent of Cooley LLP (included in Exhibit 5.1)
24.1	^	Power of Attorney (included on signature page of Registration Statement filed on November 27, 2019)
25.1	*	Statement of Eligibility of Trustee under the Debt Indenture

^
Previously filed.

*
To be filed by amendment or by a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference, if applicable.

Item 17.    Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in this registration statement or are contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act to any purchaser:

  (i)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)  That for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be a part of the registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offing of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)  To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on December 18, 2019.

SENSEONICS HOLDINGS, INC.
By:	/s/ TIMOTHY T. GOODNOW Timothy T. Goodnow President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TIMOTHY T. GOODNOW Timothy T. Goodnow	President, Chief Executive Officer and Director (Principal Executive Officer)	December 18, 2019
* Nick Tressler	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 18, 2019
* Douglas S. Prince	Director	December 18, 2019
* Peter Justin Klein	Director	December 18, 2019
* Douglas A. Roeder	Director	December 18, 2019
* Edward J. Fiorentino	Director	December 18, 2019
* Stephen P. DeFalco	Director	December 18, 2019
* Steven Edelman	Director	December 18, 2019

Signature		Title	Date

* Francine Kaufman		Chief Medical Officer and Director	December 18, 2019
*By:	/s/ TIMOTHY GOODNOW Timothy Goodnow, Attorney-in fact

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1993, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 18th day of December, 2019.

SENSEONICS, INCORPORATED
By:	/s/ TIMOTHY T. GOODNOW Timothy T. Goodnow chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TIMOTHY T. GOODNOW Timothy T. Goodnow	Chief Executive Officer and Director (Principal Executive Officer)	December 18, 2019

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TABLE OF ADDITIONAL REGISTRANTS
EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Officers and Directors
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES